Exhibit 5.1

LAWYERS & CONSULTANTS

111 N. Sixth Street

Reading, PA 19601

(610) 478-2000 Fax (610) 376-5610

www.stevenslee.com

November 30, 2017

Univest Corporation of Pennsylvania

14 North Main Street

Souderton, PA 18964

Re: Univest Corporation of Pennsylvania—Offering of Up to 2,645,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Univest Corporation of Pennsylvania, a Pennsylvania corporation (the “Company”), in connection with its issuance and sale to the underwriters (the “Underwriters”) named in Schedule A of the Underwriting Agreement dated November 30, 2017 (the “Underwriting Agreement”), between the Company and the Underwriters, for whom Keefe, Bruyette & Woods, Inc. is acting as representative, of an aggregate of 2,645,000 shares of the Company’s common stock (the “Common Stock”), par value $5.00 per share, as set forth in Schedule A of the Underwriting Agreement (the “Shares”).

The Shares have been registered under a Registration Statement on Form S-3 (No. 333-221508) (the “Registration Statement”) filed on November 13, 2017, with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Act of 1933, as amended (the “Act”). The Shares are to be sold as set forth in the Registration Statement, the Prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.

In providing the opinions set forth below, we have examined and relied on originals or copies of:

1. the articles of incorporation of the Company, as amended to date, as certified by the Corporate Secretary of the Company;

2. the bylaws of the Company, as amended to date, as certified by the Corporate Secretary of the Company;

3. a corporate subsistence certificate issued by the Secretary of State of the Commonwealth of Pennsylvania and dated November 22, 2017;

Philadelphia    •    Reading    •    Valley Forge    •    Lehigh Valley    •    Harrisburg    •    Lancaster    •    Scranton

Wilkes-Barre    •    Princeton    •    Charleston     •    New York    •    Wilmington

A PROFESSIONAL CORPORATION

LAWYERS & CONSULTANTS

Univest Corporation of Pennsylvania

November 30, 2017

4. resolutions adopted by the board of directors at a duly called and convened meeting of the board of directors of the Company, certified as true, correct, complete and currently in effect on the date hereof by the Secretary of the Company;

5. the Registration Statement;

6. the Prospectus, dated November 13, 2017, as supplemented by the accompanying Prospectus Supplement, dated November 30, 2017, relating to the final terms of the offering of the Shares by the Company, as filed by the Company with the Commission on November 30, 2017, pursuant to Rule 424(b) of the Act; and

7. the Underwriting Agreement.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, it is our opinion that the Shares, when issued, delivered and paid for in accordance with the Underwriting Agreement, will be validly issued, fully-paid and nonassessable.

The opinion set forth herein is further limited by, subject to and based upon the following:

(a) Our opinions herein reflect only the application of applicable laws of the Commonwealth of Pennsylvania. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, which laws are subject to change with possible retroactive effect, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In delivering this opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b) In our review, we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies, and (v) the proper filing or recording of all notices, certificates, and documents where such filing and recording is necessary. We also have assumed for purposes of this opinion letter (vi) that each party to the Underwriting Agreement (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make the Underwriting Agreement enforceable against it; and (vii) that the Underwriters have complied with all state and federal statutes, rules and regulations applicable to it arising out of the transactions set forth in the Underwriting Agreement. We have not verified any of the foregoing assumptions.

LAWYERS & CONSULTANTS

Univest Corporation of Pennsylvania

November 30, 2017

(c) As to any facts material to the opinions provided herein that we did not independently establish or verify, we have relied upon certificates of public officials and statements and representations of officers and other representatives of the Company, all of which we assume to be true, correct and complete. We have also assumed that all records and other information made available to us by the Company, and upon which we relied, are complete in all respects.

(d) The opinions set forth herein are limited to the matters expressly set forth herein, no opinion may be inferred or implied beyond the matters expressly stated herein, and such opinions must be read in conjunction with the assumptions, limitations, exceptions, and qualifications set forth above.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof, the incorporation by reference of this opinion into the Registration Statement and the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
STEVENS & LEE

/s/ STEVENS & LEE